Exhibit 10.1

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 21, 2022 by and among Newell Brands Inc., a Delaware corporation (the “Company”), on the one hand, and Icahn Partners LP and Icahn Partners Master Fund LP (collectively, the “Icahn Group”), on the other hand.

WHEREAS, the members of the Icahn Group listed in Schedule A hereto (each, a “Seller” and, collectively, the “Sellers”) directly own issued and outstanding shares of Common Stock, par value $1.00 per share, of the Company (“Shares”);

WHEREAS, the Sellers desire to sell, and the Company desires to purchase, free and clear of any and all Liens (as defined herein), an aggregate of 10,634,184 Shares for an aggregate purchase price of $275 million as set forth herein (the “Repurchase Transaction”);

WHEREAS, after due consideration and upon the recommendation of the Nominating and Governance Committee, the Board of Directors of the Company (with Messers. Patrick D. Campbell, Brett Icahn and Courtney R. Mather recusing themselves from such action) has approved the Repurchase Transaction and related matters that may be required in connection with the Repurchase Transaction; and

WHEREAS, the Board of Directors (with Messers. Campbell, Icahn and Mather recusing themselves from such action) granted a waiver of the conflicts of interest provisions of the Company’s Code of Conduct with respect to Messers. Campbell, Icahn and Mather to approve the Repurchase Transaction.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

PURCHASE AND SALE

Section 1.1. Purchase and Sale. The Sellers hereby agree to sell, convey, assign, transfer and deliver to the Company (subject to receipt of the payment provided herein), and the Company hereby agrees to purchase from the Sellers, an aggregate of 10,634,184 Shares (the “Purchased Shares”), free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, limitations on transfer or other agreements or claims of any kind or nature whatsoever (collectively, “Liens”), in such amounts set forth on Schedule A hereto in respect of each Seller.

Section 1.2. Closing. The closing of the Repurchase Transaction (the “Closing”) will take place at the offices of Jones Day, 1221 Peachtree Street N.E., Suite 400, Atlanta, GA 30361, on the fourth business day following the date of this Agreement (the “Closing Date”). At the Closing, (a) the Sellers shall deliver or cause to be delivered to the Company all of the Sellers’ right, title and interest in and to the Shares in accordance with the provisions hereof, together, in each case, with all documentation reasonably necessary to transfer to the Company right, title and interest in and to the Shares and (b) the Company shall pay to the Sellers the aggregate Purchase Price in accordance with the provisions hereof.

Section 1.3. Purchase Price. In consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to the Company of the Purchased Shares, the Company hereby agrees to pay to the Sellers at the Closing a price per Purchased Share of $25.86, for an aggregate price of $275 million, in cash, in such amounts set forth on Schedule A hereto in respect of each Seller, based on the closing price of the Shares on the NASDAQ Global Select Market on February 18, 2022.

Section 1.4. Expenses. All fees and expenses incurred by each party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party. Each Seller has provided to the Company an appropriate, correct and complete Internal Revenue Service Form W-9 or W-8, or if applicable has confirmed in writing to the Company that any such form which the Company has on file remains appropriate, correct and complete.

Section 1.5. Delivery.

(a) Each Seller hereby agrees to cause its broker(s) to deliver the applicable Purchased Shares to Computershare Trust Company, N.A. (“Computershare”) at the Closing through the facilities of the Depository Trust Company’s DWAC system.

(b) The Company hereby agrees to deliver on the Closing Date a letter to Computershare, in a form reasonably acceptable to Computershare, which letter includes the broker name, telephone number and number of Purchased Shares to be so transferred, instructing Computershare to accept the DWAC.

(c) The Company hereby agrees to deliver or cause to be delivered to Sellers on the Closing Date the cash amounts set forth opposite each Seller’s name on Schedule A hereto, by wire transfer of immediately available funds to such accounts as Sellers have specified in writing at least three business days in advance of the Closing Date. The cash amounts set forth on Schedule A shall be paid in full, and without deduction for or withholding of any applicable taxes.

(d) Each party hereto further agrees to execute and deliver such other instruments as shall be reasonably requested by a party hereto to consummate the transactions contemplated by this Agreement.

ARTICLE II.

COVENANTS

Section 2.1. Public Announcement; Public Filings.

(a) No later than 9:15 a.m. ET on February 22, 2022, the Company shall issue a press release in the form of Exhibit A hereto. No party hereto nor any of its respective Affiliates shall issue any press release or make any public statement relating to the transactions contemplated hereby (including, without limitation, any statement to any governmental or regulatory agency or accrediting body) that is inconsistent with, or are otherwise contrary to, the statements in the press release.

(b) No later than 9:15 a.m. ET on February 22, 2022: (x) the Icahn Group shall cause to be filed with the U.S. Securities and Exchange Commission (the “SEC”) an amendment to their most recent Schedule 13D, as amended, and the Icahn Group shall cause a Form 4 to be filed within two business days following the Closing, and prior to the filing thereof, will provide the Company and its counsel a reasonable opportunity to review such amendment and such Form 4; and (y) no later than 9:15 a.m. ET on February 22, 2022, the Company shall cause to be filed with the SEC a Current Report on Form 8-K disclosing the execution of this Agreement and, prior to the filing thereof, the Company shall provide the Icahn Group and its counsel a reasonable opportunity to review such Form 8-K.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE ICAHN GROUP

Each member of the Icahn Group hereby makes, jointly and severally, the following representations and warranties to the Company:

Section 3.1. Existence; Authority. Such member of the Icahn Group that is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such member of the Icahn Group has all requisite corporate power, authority and capacity to execute and deliver this Agreement, to perform its or his obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

Section 3.2. Enforceability. This Agreement has been duly and validly executed and delivered by such member of the Icahn Group, and, assuming due and valid authorization, execution and delivery by the Company, this Agreement will constitute a legal, valid and binding obligation of such member of the Icahn Group, enforceable against such person in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 3.3. Ownership. If such member of the Icahn Group is a Seller, such member is and at the closing of the sale of the Purchased Shares will be, the beneficial owner of the Purchased Shares set forth opposite its name on Schedule A hereto, free and clear of any and all Liens. Such member of the Icahn Group has full power and authority to transfer full legal and beneficial ownership of its respective Purchased Shares to the Company, and such member of the Icahn Group is not required to obtain the consent or approval of any person or governmental agency or organization to effect the sale of the Purchased Shares. The execution and delivery of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated hereby do not and will not constitute or result in a breach, violation or default under (x) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, to which such Seller is a party or (y) such Seller’s organizational documents, or (z) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority or similar body applicable to such Seller, except in each case as would not materially adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement. Following the consummation of the transactions contemplated hereby, such member of the Icahn Group will beneficially own the number of Shares set forth opposite its name on Schedule A hereto.

Section 3.4. Good Title Conveyed. If such member of the Icahn Group is a Seller, all Purchased Shares sold by such member of the Icahn Group hereunder are free and clear of any and all Liens and good, valid and marketable title to such Purchased Shares effectively vests in the Company.

Section 3.5. Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of such member of the Icahn Group, threatened against such party that could impair the ability of such member of the Icahn Group to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 3.6. No Brokers or Tax Withholding. No member of the Icahn Group is, as of the date hereof, and no member of the Icahn Group will become, a party to any agreement, arrangement or understanding which could result in the Company having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement. No payment made by the Company to each member of the Icahn Group that is a Seller pursuant to this Agreement is subject to any tax withholding under the U.S. federal income tax laws.

Section 3.7. Other Acknowledgments.

(a) Each member of the Icahn Group that is a Seller hereby represents and acknowledges that it is a sophisticated investor and that it has such knowledge and experience in financial and business matters and in making investment decisions regarding the sale of Purchased Shares and of making an informed investment decision. Each member of the Icahn Group that is a Seller represents and acknowledges that the Company may have material non-public information concerning the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects and that such information could be material to the Icahn Group’s decision to sell the Purchased Shares or otherwise materially adverse to the Icahn Group’s interests. Each member of the Icahn Group acknowledges and agrees, severally with respect to itself or himself only and not with respect to any other such party, that the Company shall have no obligation to disclose to it or him any such information and hereby waives and releases, to the fullest extent permitted by law, any and all claims and causes of action it has or may have against the Company and their respective Affiliates, officers, directors, employees, agents and representatives based upon, relating to or otherwise arising out of nondisclosure of such information or the sale of the Purchased Shares hereunder.

(b) Each member of the Icahn Group that is a Seller further represents that it has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Shares and has independently and without reliance upon the Company, made its or his own analysis and decision to sell the Purchased Shares. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the sale of the Purchased Shares, no such member of the Icahn Group is relying on the Company (or any agent or representative thereof). Such member of the Icahn Group has carefully considered and, to the extent it or he believes such discussion necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the sale of the Purchased Shares. Each of member of the Icahn Group acknowledges that none of the Company or any of their respective directors, officers, subsidiaries or Affiliates has made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.

(c) Each member of the Icahn Group that is a Seller represents that (i) such member is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act of 1933, as amended, and (ii) the sale of the applicable Purchased Shares by such member (x) was privately negotiated in an independent transaction and (y) does not violate any rules or regulations applicable to such member.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company makes the following representations and warranties to the Icahn Group:

Section 4.1. Existence; Authority. The Company is a Delaware corporation that is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

Section 4.2. Enforceability. This Agreement has been duly and validly executed, and, assuming due and valid authorization, execution and delivery by the Icahn Group, this Agreement will constitute a legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles. The purchase of the Purchased Shares by the Company (i) was privately negotiated in an independent transaction and (ii) does not violate any rules or regulations applicable to the Company.

Section 4.3. Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company that could impair its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 4.4. No Brokers. The Company is not, as of the date hereof, and will not become, a party to any agreement, arrangement or understanding which could result in the any member of the Icahn Group having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.

ARTICLE V.

CONDITIONS PRECEDENT

Section 5.1. Conditions of the Sellers’ Obligations at Closing. The obligation of the Sellers to sell the Purchased Shares is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a) The representations and warranties contained in Article IV shall be true and correct in all respects as of closing.

(b) The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

(c) No government, court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the sale of the Purchased Shares by the Sellers illegal or otherwise prohibiting or preventing consummation of the sale of the Purchased Shares by the Sellers.

Section 5.2. Conditions of the Company’s Obligations at Closing. The obligation of the Company to Purchase the Purchased Shares is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a) The representations and warranties contained in Article III shall be true and correct in all respects as of the Closing.

(b) The Sellers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Sellers on or before the Closing.

(c) No government, court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the purchase of the Purchased Shares by the Company illegal or otherwise prohibiting or preventing consummation of the purchase of the Purchased Shares by the Company.

ARTICLE VI.

MISCELLANEOUS

Section 6.1. Survival. Each of the representations, warranties, covenants, and agreements in this Agreement shall survive the consummation of the transactions contemplated hereby. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties expressly contained in this Agreement or in any other documents or papers required to be delivered by this Agreement. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Except as expressly set forth in this Agreement, no party has made any representation warranty, covenant or agreement.

Section 6.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, cable, telecopy, mail (registered or certified, postage prepaid, return receipt requested) or electronic mail to the respective parties hereto addressed as follows:

If to the Company:

Newell Brands Inc.

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

Attention: Bradford R. Turner, General Counsel

Email: bradford.turner@newellco.com

with copy to:

Jones Day

1221 Peachtree Street N.E.,

Suite 400

Atlanta, GA 30361

Attention: Lizanne Thomas

Email: lthomas@jonesday.com

If to any member of the Icahn Group:

Icahn Capital LP

16690 Collins Avenue, PH-1

Sunny Isles Beach, FL 33160

Attention: Jesse Lynn, Chief Operating Officer

Email: jlynn@sfire.com

Section 6.3. Certain Definitions. As used in this Agreement, (a) the term “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and shall include persons who become Affiliates of any person subsequent to the date hereof; and (b) the Company and each member of the Icahn Group are referred to herein individually as a “party” and collectively as “parties.”

Section 6.4. Remedies. The Company and the Icahn Group acknowledge and agree that the other would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

Section 6.5. No Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 6.6. No Broker. Except as previously disclosed in writing to each other party, no party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement.

Section 6.7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding. The parties agree that the court making any such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of, delete specific words or phrases in, or replace any such invalid or unenforceable provision with one that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 6.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that this Agreement (and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld). Any purported assignment of a party’s rights under this Agreement in violation of the preceding sentence shall be null and void.

Section 6.9. Entire Agreement; Amendments. This Agreement (including any Schedules and Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.

Section 6.10. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to choice of law principles thereof that would cause the application of the laws of any other jurisdiction.

Section 6.12. Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

Section 6.13. Release. Except in respect of any claim of a breach of this Agreement, effective as of the closing of the sale of Purchased Shares (i) each of the members of the Icahn Group that are Sellers hereby releases the Company, its stockholders, its affiliates and successors, and all of the Company’s directors, officers, employees and agents, and agrees to hold them, and each of them, harmless from any and all claims or causes of action that any of the Sellers may now have or know about, or hereafter may learn about, arising out of or in any way connected with the transactions contemplated by this Agreement, and each of the Sellers agrees that the Sellers will not file any claim, charge, or lawsuit for the purpose of obtaining any monetary awards in connection with the transactions contemplated by this Agreement, and (ii) the Company does hereby release each of the Sellers, their general and limited partners, affiliates and successors, and all of each of the Sellers directors, officers, managers, members, employees and agents, and agrees to hold them, and each of them, harmless from any and all claims or causes of action that the Company may now have or know about, or hereafter may learn about, arising out of or in any way connected with the transactions contemplated by this Agreement, and the Company agrees that it will not file any claim, charge, or lawsuit for the purpose of obtaining any monetary awards in connection with the transactions contemplated by this Agreement. The parties acknowledge that the foregoing release includes, but is not limited to, any claim arising under any federal, state, or local law, whether statutory or judicial, or ordinance, or any administrative regulation.

Section 6.14. Counterparts; Facsimile. This Agreement may be executed in counterparts, including by facsimile or PDF electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Section 6.15. Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 6.16. Interpretation. The parties acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

NEWELL BRANDS INC.

By:	/s/ Bradford R. Turner
Name: Bradford R. Turner
Title: Chief Legal & Administrative Officer and Corporate Secretary

ICAHN PARTNERS LP
ICAHN PARTNERS MASTER FUND LP
ICAHN ONSHORE LP
ICAHN OFFSHORE LP
ICAHN CAPITAL LP

By:	/s/ Jesse Lynn
Name: Jesse Lynn
Title: Chief Operating Officer

[Signature page to Purchase Agreement]

Schedule A

Purchased Shares; Payments

Cert.#	Name of Seller	# of Purchased Shares (as designated by Seller) to be delivered by Seller to Company	Payment to be made by Company to Seller	# of Shares Beneficially Owned Following the Sale
–	Icahn Partners LP	6,210,032	160,591,428	19,319,099
–	Icahn Partners Master Fund LP	4,424,152	114,408,571	13,751,333

Exhibit A

Press Release